Exhibit 99.1

BDCA Venture Announces Sale of Three Portfolio Companies and Estimated Fourth Quarter Dividend

Sales of TrueCar, Xtime and Stoke generate $6.4 million of net realized gains in the fourth quarter; Estimated $0.39 per share fourth quarter dividend based on year-to-date net realized gains

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--November 20, 2014--BDCA Venture, Inc., a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (“BDCA Venture” or the “Company”) (Nasdaq: BDCV), announced that, during the fourth quarter of 2014, it has completed the sale of its entire position in three portfolio companies resulting in the portfolio company returns set forth below.1

  TrueCar, Inc. (Nasdaq: TRUE) common shares were sold in open market transactions following the expiration of post-IPO lockup restrictions on November 12, 2014 for net proceeds of $6.5 million, resulting in a realized gain of $3.5 million. This represents a return multiple of 2.2x BDCA Venture’s investment cost over a holding period of 3.1 years, and a 28% gross internal rate of return (IRR).2
  On November 18, 2014, Xtime, Inc., a private portfolio company, completed an all-cash merger transaction with Cox Automotive, Inc. At the closing of the merger, BDCA Venture received $9.7 million in exchange for its Xtime preferred stock and common stock warrants, resulting in a realized gain of $6.9 million. Separate from the $9.7 million of cash proceeds received, BDCA Venture was required at the merger closing to set aside approximately $809,000 in escrow as partial security for potential stockholder indemnification obligations under the merger agreement. The $809,000 represents additional proceeds that may be released to the Company at a later date subject to potential indemnity claims. Based solely on the cash payment received at the merger closing, BDCA Venture would have a return multiple of 3.5x its investment cost over a holding period of 3.4 years, and a 41% gross IRR.
  On November 18, 2014, Stoke, Inc., a private portfolio company, was acquired by Mavenir Systems, Inc., a publicly traded company, in an all-cash merger. As part of the merger, BDCA Venture received approximately $531,000 in exchange for its Stoke preferred stock and preferred stock warrants, resulting in a realized loss of $4.0 million. Under the merger agreement, the Stoke preferred stockholders, including BDCA Venture, are obligated to indemnify the buyer for certain stockholder indemnification claims and, in certain cases, BDCA Venture’s potential liability for indemnity claims could exceed the cash consideration it received at the closing. Assuming no stockholder indemnification claims, BDCA Venture would have a return multiple of 0.1x its investment cost over an overall holding period of 2.5 years, and a negative 77% gross IRR.

These three portfolio company dispositions have resulted in total cash proceeds of $16.7 million and net realized gains of $6.4 million during the fourth quarter of 2014. Including these gains, through November 20, 2014, BDCA Venture has generated net realized gains of $7.1 million year-to-date in 2014.

Consistent with the Board of Directors’ intention to distribute to stockholders at least 100% of BDCA Venture’s total net realized gains for 2014, and based on projected realized gains or losses for the remainder of 2014, BDCA Venture’s estimated fourth quarter dividend would be approximately $0.39 per share. However, the actual fourth quarter dividend may be greater or less than $0.39 per share based on actual realized gains or losses for the remainder of 2014. BDCA Venture’s first, second and third quarter 2014 distributions totaled $2.9 million, or $0.30 per share.

“We are pleased to report that the estimated fourth quarter dividend of $0.39 per share, together with the $0.30 per share dividend previously paid in 2014, would represent our largest annual distribution to date,” stated Timothy J. Keating, CEO. “Moreover, as the sales of existing equity investments are realized, we begin to free up capital to make debt investments in growth companies consistent with our new debt-focused investment strategy.”

About BDCA Venture, Inc.

BDCA Venture, Inc. (www.BDCV.com) is a closed-end fund regulated as a business development company under the Investment Company Act of 1940, as amended, that seeks to maximize total return by generating current income through debt investments in growth companies and, to a lesser extent, through capital appreciation. BDCA Venture’s shares are listed on Nasdaq under the ticker symbol “BDCV.”

To be added to BDCA Venture’s email distribution list to receive quarterly newsletters and other announcements, please visit our website at www.BDCV.com.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect BDCA Venture’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in BDCA Venture’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to BDCA Venture’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, BDCA Venture undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to BDCA Venture’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

1 Portfolio company return multiples and IRR are calculated at the portfolio company level and, accordingly, do not reflect any of BDCA Venture’s operating expenses. These returns represent historical results. Past performance is not a guarantee of future results.

2 Internal rate of return is the annualized rate of return on a portfolio company investment taking into account the amount and timing of all cash flows related to such portfolio company investment including the initial investment, any follow-on investment and the net proceeds from the disposition of such investment.

CONTACT:
BDCV Venture, Inc.
Investor Relations Contact:
Andrew G. Backman, 917-475-2135
Investor Relations/Public Relations
abackman@rcscapital.com
or
Kristin A. Brown, 646-558-1181
Investor Relations
kbrown@rcscapital.com